EXHIBIT 99

NEWS RELEASE	For more information
For Immediate Release	Mary Ryan
630-663-8283

Aftermarket Technology Corp. Reports First Quarter 2007 Results and

Reaffirms 2007 Guidance

•	Net sales of $131.8 million, up 10.4% vs. first quarter 2006
•	Record net sales of $68.4 million in Logistics, up 10.9% vs. first quarter 2006, and Drivetrain net sales up 9.9%
•	Operating income of $15.8 million, up 37.4% vs. first quarter 2006
•	$0.44 earnings per diluted share from continuing operations vs. $0.26 for first quarter 2006
•	Winner of the Honda Supplier Performance Award for second consecutive year
•	Reaffirms 2007 guidance of $1.35-$1.55 earnings per diluted share

DOWNERS GROVE, Illinois, Tuesday, April 24, 2007 -- Aftermarket Technology Corp. (NASDAQ:ATAC), today reported financial results for first quarter 2007.

First Quarter Results

For the quarter ended March 31, 2007, net sales increased 10.4% to $131.8 million from $119.4 million for the same period in 2006. Operating income of $15.8 million was up 37.4% compared to the first quarter of 2006. Income from continuing operations increased 70.2% to $9.7 million from $5.7 million for the first quarter of 2006. Income from continuing operations per diluted share was $0.44 for the first quarter of 2007 compared to $0.26 per diluted share for the first quarter of 2006.

The Company’s Logistics segment delivered its strongest quarterly revenue to date with net sales of $68.4 million, up 10.9% from $61.7 million for the first quarter of 2006. Logistics segment profit for the quarter increased 56.7% to $9.4 million from $6.0 million in the same quarter of last year. The increases in revenue and profit were driven by the launch and roll-out of new programs in 2006, continued strength in the base business, cost reductions, and an overall favorable mix of services revenues.

The Drivetrain segment’s net sales of $63.4 million were up 9.9% from $57.7 million for the first quarter of 2006. Segment profit of $6.4 million increased 16.4% from $5.5 million for the first quarter of 2006. The increases in revenue and profit were driven by strength in Ford and Honda volumes, and achievement of cost reductions, partially offset by a $2.3 million greater year-over-year investment in NuVinci™ CVP product and market development, as well as year-over-year price concessions due to base business contract extensions entered into in 2005 and 2006.

Management Comments
Don Johnson, Chairman, President and CEO said, “ATC opened the year with solid performance, as we continued to execute on our three-year plan. This resulted in a record first quarter for sales and income from continuing operations. We had strength in both our Logistics and Drivetrain segments as the Company delivered a 37.4% increase in operating income from a 10.4% increase in sales compared to the same period last year.”

“On the Logistics side, we achieved our 12th consecutive quarter-over-quarter increase in revenue. We benefited from continued growth driven by the new programs won and launched primarily in 2006 and sustained strength in the balance of the business. Segment profit outpaced sales with 56.7% growth on a year-over-year basis. This significant achievement is attributable to increased sales and the strategic structural and process improvements made largely in the second half of last year, which addressed the ‘growing pains’ associated with last year’s accelerated growth. We improved the segment’s performance by executing on our plan to reduce our reliance on outsourced resources for test and repair services, which enabled us to improve quality and service while reducing costs.”

“Our Drivetrain business benefited from strong volumes with Ford and Honda compared to the same period last year. The comparison of Ford volumes was aided by weakened volumes experienced in the first quarter of 2006 due to our customers’ burn of inventory resulting from 2005 incentives. Coupled with strong Honda volume, this additional scale allowed us to realize operating leverage that in turn improved segment performance. Drivetrain segment performance was also favorably impacted by ongoing cost reductions primarily related to our lean and continuous improvement program, but was partially offset by continued investment in the NuVinci products.”

“During the quarter, we incurred $2.9 million in NuVinci product and market development costs compared to $0.6 million in the same quarter last year as we worked to solidify our global supply base performance, further refine the product, and develop prototypes with and for prospective customers. We are now engaged with over 35 OEMs, many of them the leaders in their respective industries, spanning bicycle, light electric vehicle, and lawn and garden applications.”

“In other Drivetrain news, I am pleased to inform you that for the second consecutive year, we won the Honda Supplier Performance Award. We are proud to earn this distinction, which is awarded to only the top 8.5% of Honda’s suppliers.”

“In business development news, during the quarter we won approximately $23 million in annualized new business once fully implemented across both segments, including a previously announced win with BorgWarner. While modest, this initial contract with BorgWarner is significant as our second win in the medium/heavy duty industry. This further penetrates one of our targeted markets and represents product and market diversification, both important elements in our strategic growth plan.”

“Additionally, we ended the quarter with a net cash position. Our strong free cash flow provides us with the flexibility to pursue a mix of potential growth opportunities and investments in concert with the objectives in our three-year strategic growth plan.”

“Finally, we are excited about the start to 2007 with our strong performance in the first quarter. It sets the stage for further growth and diversification as we continue the investments required to achieve both our 2007 guidance and our longer-term strategic plan goals, which we shared in February of this year. During the remainder of the year, we are applying resources to a number of critical initiatives to ensure successful outcomes including: significant new program launches in both Logistics and Drivetrain, an important contract renewal in Logistics, additional growth and new business wins, cost reductions, and the successful achievement of key milestones to ensure the success of the NuVinci program. Therefore, our guidance for 2007 remains at $1.35-$1.55 earnings per diluted share from continuing operations as we continue to balance our efforts to achieve both our short- and long-term targets.”

ATC will simultaneously host a conference call (dial-in number is 800-289-0544) and webcast to discuss the operating highlights and financial results for the first quarter on April 25, 2007 at 9:00 A.M. Central time.

Conference call information (for those interested in asking questions after the presentation) and the webcast link (for those interested in listening only) are available at the Company’s website at www.goATC.com. Click on Investor Relations and SEC Filings. Select Webcasts. Please access the website at least 15 minutes prior to the call to register, download slides and install any necessary audio/video software. A “No Audio-Slides Only” link is also available and will allow conference call participants to view slides in sync with the conference call.

The call and slides will be archived for one year on the ATC website and will be available two hours subsequent to the call.

For further information, please see the Company’s periodic reports filed with the Securities and Exchange Commission.

ATC is headquartered in Downers Grove, Illinois. The Company provides outsourced engineered solutions and supply chain logistics services to the light and medium/heavy-duty vehicle aftermarket and consumer electronics industries.

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The preceding paragraphs contain statements that are not related to historical results and are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those that are predictive or express expectations that depend upon or refer to future events or conditions, or that concern future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, or possible future Company actions. Forward-looking statements involve risks and uncertainties because such statements are based on current expectations, projections and assumptions regarding future events that may not prove to be accurate. Actual results may differ materially from those projected or implied in the forward-looking statements. The factors that could cause actual results to differ are discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and other filings made by the Company with the Securities and Exchange Commission.

AFTERMARKET TECHNOLOGY CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	For the three months ended March 31,
	2007	2006
	(Unaudited)

Net sales:
Products	$63,363	$57,707
Services	68,432	61,699
Total net sales	131,795	119,406

Cost of sales:
Products	49,935	45,558
Services	51,633	49,609
Total cost of sales	101,568	95,167

Gross profit	30,227	24,239

Selling, general and administrative expense	14,314	12,575
Amortization of intangible assets	107	31
Exit, disposal, certain severance and other charges	-	106

Operating income	15,806	11,527

Interest income	84	425
Other income, net	27	27
Write-off of debt issuance costs	-	(1,691)
Interest expense	(418)	(1,838)

Income from continuing operations before income taxes	15,499	8,450

Income tax expense	5,840	2,721

Income from continuing operations	9,659	5,729

Gain (loss) from discontinued operations, net of income taxes	15	(8,929)

Net income (loss)	$9,674	$(3,200)

Per common share - basic:
Income from continuing operations	$0.45	$0.26
Gain (loss) from discontinued operations	-	(0.41)
Net income (loss)	$0.45	$(0.15)

Weighted average number of common shares
outstanding	21,651	21,664

Per common share - diluted:
Income from continuing operations	$0.44	$0.26
Gain (loss) from discontinued operations	-	(0.41)
Net income (loss)	$0.44	$(0.15)

Weighted average number of common and
common equivalent shares outstanding	21,940	21,952